Exhibit 10.23

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

Date: January 15, 2026

Greg,

We are pleased to offer you the position of Chief Executive Officer, The Kroger Co. effective February 9, 2026. The position will be based in Cincinnati, Ohio.

Your annual salary will be $1,500,000 with an annual incentive plan target of 200% of your base salary. The annual incentive plan is currently paid out in March of each year based on our prior year company performance as described in the plan for that year. In order to receive an annual incentive payout, you must be an active associate on the last day of our fiscal year for which the incentive was earned.

On the first of the month following your date of hire, you will be eligible for our comprehensive health care plans along with stock purchase and life and income protection plans. You will also be eligible for 5 weeks of vacation. As an executive of the company, your benefits will also include long-term disability, deferred compensation, accidental death and dismemberment and the long-term incentive plan. Please review the executive benefits brochure you will receive after your hire date for complete details.

The current total target long-term incentive plan and equity award value for your role, assuming your performance is consistently delivering expectations, is $12,000,000 (current mix expected for 2026 is 20% in stock options, 30% in restricted shares, and 50% in performance units; this mix is subject to change in future years but will be generally consistent with other Kroger executives). Your initial full grant will be awarded in March 2026 as a part of the executive annual grant, based on the Equity Awards Committee approval.

You will also be awarded performance units for the 2024-2026 Long-term Incentive Plan in March 2026, based on the Equity Awards Committee approval. The amount of units awarded will be equivalent to the current projected plan performance of 69% (or subsequent updated level provided to the Committee at the March 2026 meeting), paying out at a fair market value of $1,000,000 based on the grant date stock price.

You will also be awarded performance units for the 2025-2027 Long-term Incentive Plan in March 2026, based on the Equity Awards Committee approval. The amount of units awarded will be equivalent to the current projected plan performance of 100% (or subsequent updated level provided to the Committee at the March 2026 meeting), paying out at a fair market value of $1,000,000 based on the grant date stock price.

You will have an annual international allowance of up to $250,000 per year for a period of 2 years (ineligible for tax gross-up). This will cover housing in Cincinnati, New Zealand healthcare and financial / tax planning through KPMG. The housing allowance will be re-evaluated by the Compensation and Talent Development Committee at the end of the 2-year period. The New Zealand healthcare and financial/tax planning will continue for the length of your employment and will not exceed $50,000 per year. You will also receive a post-employment allowance for tax planning through KPMG, not to exceed $50,000.

You will have a car allowance and/or car-and-driver service for the first 3 months. This will not be eligible for tax gross-up.

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

You will have a plane allowance of up to $200,000 per year for personal use on Kroger corporate aircraft pursuant to a time sharing agreement (ineligible for tax gross-up). We will use the Standard Industry Fare Level rate calculation to determine the imputed income tax implications.

A policy for a standard general severance benefit for officers of the company is currently under review by the Compensation and Talent Development Committee. We expect that this policy will be market competitive for a CEO. You will also be covered by the Kroger Employee Protection Plan for Change in Control Severance Benefits.

To more closely align the interests of Kroger’s officers and directors with those of our shareholders, the Board of Directors has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares within 5 years of entering a role subject to these requirements. The target value of stock ownership for your role equals 6 times your base salary.

Until the ownership requirements are met, you must hold 100% of common shares issued, including performance units earned and shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes. While working to achieve your target level of ownership, you must also retain all Kroger common shares unless a disposition is approved by the Board of Directors or its Compensation Committee.

You also qualify for the Kroger Relocation Program. Your relocation package would include one month of base pay at the new salary to assist with miscellaneous relocation expenses not covered in the relocation policy, which will be generated with your first payroll processing in your new position. Upon acceptance of this offer, a relocation representative would contact you to discuss your moving plans.

As an officer of the company, you are ineligible for any tax gross ups with the exception of relocation expenses.

This offer is contingent upon successful completion of a customary background check, approval of your E-3 Visa application and Board of Directors approval. Our Board of Directors is looking forward to welcoming you to the company as our new CEO.

Signing below confirms all the details of our offer, terms and conditions of employment but does not constitute any express, implied or real contracts of employment, as your employment will be at-will.

Please indicate your decision below and sign and date your acceptance via Docusign.

Greg, we appreciate you considering this role with Kroger. We believe you will make a big difference in our success and the achievement of our vision. We personally look forward to working closely with you.

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

Please feel free to contact either of us if you have any additional questions concerning this offer.

Sincerely, Amanda Sourry Mark Sutton
Member of the Board of Directors and Lead Director of the Board of Directors Compensation and Talent Development Committee Chair The Kroger Co.
The Kroger Co.

I agree to the terms of this offer letter: Yes No

/s/ Gregory S. Foran
Signature Date

cc: Ron Sargent, Interim Chairman and Chief Executive Officer

Tim Massa, EVP, Chief Associate Experience Officer